Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO COMPLETES PLACEMENT,
SNYDER GROUP PURCHASE

CRANFORD, NJ, May 5, 2008 – Metalico, Inc. (AMEX:MEA), a rapidly growing scrap metal recycler and lead fabricator, today announced it has completed its previously announced private placement of $100 million in convertible notes and has used a portion of the proceeds to acquire the assets of the Snyder Group, a multi-yard fully integrated scrap metal recycling operation in Western Pennsylvania and West Virginia.

The acquisition includes the business operations of Grand Avenue Incorporated, Assad Iron & Metals, Inc., Heidelberg Metals, Inc., (which does business as Neville Metals), Neville Recycling LLC, and Platt Properties LLC, a group of affiliated companies. The assets are located principally in the greater Pittsburgh, Pennsylvania area where collectively the selling companies comprise a leading recycler of ferrous and non-ferrous scrap metals.

Among the assets acquired is a Texas Shredder model 80/104 operating on the Grand Avenue site on Neville Island, Pennsylvania, and Harris shears, Harris balers and a fleet of transportation equipment for the pick up and delivery of scrap. Metalico’s purchase also includes four feeder yards that source scrap for the shredder and are located in Pennsylvania and West Virginia. The two principal operating sites in Brownsville and Neville Island are served by rail and the Neville Island location also has river barge shipping and receiving capabilities. The total purchase price was approximately $76 million, plus $3.8 million for excess inventory. Accounts receivable and payable were retained by the sellers. A $7 million portion of consideration was paid in Metalico common stock.

The acquired operations generated sales of $120 million in 2007 and shipped approximately 300,000 gross tons of ferrous and non-ferrous metals.

The company will continue to be operated and managed as Metalico Neville, Inc. by James R. Snyder, Charles B. Snyder and Daniel R. Snyder, the former owners, and by their team of dedicated employees, which also includes other Snyder family members.

Commenting on the transaction, Metalico President and Chief Executive Officer Carlos E. Agüero said, “We are very pleased to add the Snyder group of companies to Metalico and thrilled with the opportunity to work with such a distinguished group of seasoned industry veterans.”

In addition, Agüero added, “This purchase provides Metalico with an exceptional platform to expand the volume and profitability of the ferrous component of our business. Given the favorable markets trends and the high scrap steel prices that we are experiencing, it is a timely period to increase our exposure to the ferrous commodities.”

In the private placement, Metalico issued 7% senior unsecured convertible notes in the aggregate principal amount of $100 million, which notes are convertible into shares of Metalico’s common stock at an initial conversion price of $14.00 per share. The notes mature on April 30, 2028 and are subject to certain redemption, repurchase and anti-dilution rights. In addition, Metalico issued to the purchasers of the notes a total of 250,000 warrants for shares of Metalico’s common stock with a term of six years. The exercise price of the warrants is $14.00 per share, subject to adjustment.

The Company intends to use the remaining net proceeds from the offering to fund potential acquisitions and, subject to obtaining the consent of certain of its securities holders, for working capital purposes.

The notes, the warrants, the shares of common stock issuable upon conversion of the notes, and the shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Metalico has agreed to file a registration statement with the United States Securities and Exchange Commission covering the shares issuable upon conversion of the notes and upon exercise of the warrants sold in the offering no later than 45 days after the effective date of a registration statement the Company is committed to file in connection with a private placement of equity completed in early April 2008 and to use commercially reasonable efforts to cause the registration statement to be declared effective within 90 days (or 120 days upon receipt of comments from the SEC after the filing of such registration statement), subject to the Company’s right to delay such obligations under certain circumstances. The Company will include the shares issuable in connection with the debt placement in the registration statement to be filed in connection with the equity placement upon receipt of the requisite consent of the investors in the equity transaction. In the event Metalico fails to meet its obligations, it will be subject to customary penalties.

Morgan Joseph & Co. Inc. acted as placement agent in connection with the placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Metalico has filed a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the private placement and the acquisition.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. With its recent acquisitions, the Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential acquisitions. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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